Exhibit 99.2

Employee Stock Purchase Plan Rules

Telix Pharmaceuticals (US) Inc

EIN 82-4003948

Adopted by the Board on

12 December 2024

Table of Contents

1. Introduction		3
(a)	Purpose	3
(b)	Components	3

2. Definitions		3

3. Eligibility		6
(a)	Broad-Based Stock Plan	6
(b)	Limitations	6

4. Participation		6
(a)	Enrollment Agreement	6
(b)	After-Tax Contributions	6
(c)	Whole Shares	6
(d)	No Mandatory Participation	6

5. Contributions		6
(a)	Elections	7
(b)	Other Benefits	7
(c)	Notional Account	7
(d)	Contribution Changes	7
(e)	Termination of Employee Status	7
(f)	Leave of Absence	7

6. Offering Periods and Contribution Periods		8
(a)	Timing	8
(b)	Option to Purchase Shares	8
(c)	Exercise of Options	8
(d)	Delivery of Shares	8
(e)	Mandatory Holding Periods	8
(f)	Currency Exchange Rate	9
(g)	Shareholder Rights	9

7. Shares		9
(a)	Share Reserve	9
(b)	Dividends	9
(c)	Registration of Shares	9
(d)	Conditions Upon Issuance of Shares	10

8. Administration		10
(a)	Plan Administrator	10
(b)	Authority	10
(c)	Binding Decisions	11
(d)	Delegation	11

9. General Provisions		11
(a)	Nontransferability	11
(b)	Accounts	11
(c)	Adjustments Upon Changes in Capitalization	12
(d)	Amendment or Termination	12
(e)	Notices	12
(f)	Term of Plan	12
(g)	Treatment of Plan Expenses	12
(h)	No Guarantee of Employment or Benefits	12
(i)	Indemnification	12
(j)	Withholding	13
(k)	Section 409A	13
(l)	Applicable Law	13
(m)	Severability	13
(n)	Headings	13

1.	Introduction

(a)    Purpose. The purpose of the Plan is to provide Eligible Employees of a Participating Company with an opportunity to purchase Shares of the Parent Company and to otherwise incentivize Eligible Employees.

(b)    Components. The Plan includes two components: a Section 423 of the Code component (the “423 Component”) and a non-Section 423 of the Code component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. In addition, the Plan authorizes the grant of options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such options shall be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for a Participating Company and Eligible Employees. Except as otherwise provided herein, the Non-423 Component will be operated and administered in the same manner as the 423 Component.

2.	Definitions

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

(a)    “Administrator” means the Board, or any Committee designated by the Board to administer the Plan.

(b)    “ADR” means a negotiable certificate that evidences an ownership interest in an American Depositary Share corresponding to a Share or Shares, as applicable.

(c)    “Affiliate” means (i) any entity that, directly or indirectly, is controlled by controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator, whether now or hereafter existing.

(d)    “Base Pay” shall mean regular base pay as of the applicable payroll date and shall not include overtime pay, bonuses or other additional payments.

(e)    “Board” means the Board of Directors of the Parent Company.

(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(g)    “Committee” means a person or group of persons appointed by the Board to administer the Plan. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other person or groups of persons to whom the Committee delegates authority pursuant to the Plan.

(h)    “Company” means Telix Pharmaceuticals (US) Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Telix Pharmaceuticals (US) Inc., which shall by appropriate action adopt the Plan.

(i)    “Contribution Period” shall mean the six-month period commencing on or around January 1 and July 1 each year during which payroll deductions are collected from Participants and accumulated under the Plan for an applicable Offering Period; provided that, the Administrator may, in its discretion, change the duration of future Contribution Periods, the frequency of future Contribution Periods, the start dates of future Contribution Periods, and the end dates of future Contribution Periods.

(j)    “Contributions” means the payroll deductions or, if permitted by the Administrator or its delegate to comply with non-U.S. requirements for the Non-423 Component, amounts contributed to the Plan via cash, check or other means, used to fund the exercise of options granted pursuant to the Plan.

(k)    “Effective Date” shall be the date the Plan is approved by the Parent Company’s shareholders.

(l)    “Eligible Employee” shall mean an Employee who has been continuously employed by a Participating Company for at least six (6) months prior to the Enrollment Period and whose customary employment is twenty (20) or more hours per week.

(m)    “Employee” shall mean any person who renders services to a Participating Company as an employee pursuant to an employment relationship with such Employer.

(n)    “Employer” means, with respect to an Offering Period, the entity to which an Employee renders service pursuant to an employment relationship, be it the Company or another Participating Company.

(o)    “Enrollment Agreement” means the form, rules, or procedure established by the Company from time to time and used by Employees to enroll in the Plan or to change Contribution elections under the Plan. The Company may, in its discretion, determine whether such agreement shall be in written form or electronic form.

(p)    “Enrollment Date” shall mean the first day of each Plan Year.

(q)    “Enrollment Period” shall mean the period specified by the Company during which Eligible Employees may elect to participate in the Plan as of the upcoming Enrollment Date.

(r)    “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(s)    “Exercise Date” shall mean the last Trading Day of each Offering Period.

(t)    “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of a Share determined as follows:

(i)    If the Shares are listed on any established stock exchange or a national market system, including without limitation the Australian Securities Exchange Ltd, the New York Stock Exchange, or the Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the applicable date;

(ii)    If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Shares on the applicable date (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported); or

(iii)    Such other market price as the Administrator may determine in conformity with pertinent law and regulations of the U.S. Treasury Department.

(u)    “Offering” means the grant of options to an Eligible Employee to purchase Shares during an Offering Period in accordance with the Plan. For the purposes of this Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of a Participating Company will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(v)    “Offering Period” shall mean a period containing a Contribution Period or multiple Contribution Periods (i) commencing on or around January 1 and ending on or before September 30, or (ii) commencing on or around January 1 and ending on or before March 15; provided that, the Administrator may, in its discretion, change the duration of future Offering Periods, the frequency of future Offering Periods, the start dates of future Offering Periods, and the end dates of future Offering Periods. Offering Periods may commence at any time as determined by the Administrator, including consecutive or concurrent quarterly or semi-annual intervals over the term of the Plan, and may consist of one or more Contribution Periods during which payroll deductions are collected from Participants and accumulated under the Plan.

(w)    “Parent Company” means Telix Pharmaceuticals Limited, a company formed under the laws of Australia, or any of its successors.

(x)    “Participant” shall mean any Eligible Employee who completes an Enrollment Agreement and does not discontinue participation in the Plan.

(y)    “Participating Company” means:

(i)    The Company (or any other Subsidiary Corporation of the Parent Company) that has been selected by the Administrator to have at least one Eligible Employee participate in an Offering under the 423 Component from time to time; and

(ii)    Any Affiliate of the Parent Company designated by the Administrator in its sole discretion as participating in an Offering under the Non-423 Component of the Plan.

(z)    “Plan” means the Telix Pharmaceuticals (US) Inc. Employee Stock Purchase Plan Rules, as may be amended from time to time.

(aa)    “Plan Year” means the calendar year or such shorter period as determined by the Administrator.

(bb)    “Purchase Price” shall mean an amount equal to eighty-five percent (85%) (or such greater percentage, if determined by the Administrator prior to a particular Offering Period) of the Fair Market Value of a Share as of the first Trading Day or the last Trading Day of the Offering Period, whichever is less.

(cc)    “Share” means an ordinary share of the Parent Company or an ADR corresponding to such share, as determined by the Administrator consistent with the Plan.

(dd)    “Subsidiary Corporation” means a subsidiary corporation of the Parent Company meaning as contained in Section 424(f) of the Code.

(ee)    “Trading Day” shall mean a day on which the securities exchange on which the Share is listed or admitted to trading is open for the transaction of business or, if the Share is not listed on an established stock exchange or national market system, a business day, as determined by the Administrator in good faith.

(ff)    “U.S.” means the United States of America.

3.	Eligibility

(a)    Broad-Based Stock Plan. Unless otherwise determined by the Administrator (in a manner consistent with Section 423 of the Code for Offerings under the 423 Component), any individual who is an Eligible Employee of a Participating Company as of the Enrollment Date for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code for Offerings under the 423 Component.

(b)    Limitations. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Parent Corporation or any Subsidiary Corporation, or (ii) to the extent that such Employee’s rights to purchase stock under all employee stock purchase plans of the Parent Corporation and any Subsidiary Corporation accrues at a rate which exceeds Twenty- Five Thousand U.S. dollars (USD $25,000) worth of stock (determined at the Fair Market Value of the Shares as of the beginning of each Offering Period) for each calendar year in which such option is outstanding at any time. These limitations are in addition to any other limitations set forth herein.

4.	Participation

(a)    Enrollment Agreement. An Eligible Employee may become a Participant in the Plan by completing an Enrollment Agreement during an Enrollment Period in accordance with procedures established by the Company from time to time. A Participant’s Enrollment Agreement shall remain in effect from Offering Period to Offering Period, until the Participant’s termination of participation, or modification or discontinuance of Contributions consistent with the terms of the Plan and the applicable Enrollment Agreement.

(b)    After-Tax Contributions. By enrolling, a Participant is deemed to have elected to authorize payroll deductions on an after-tax basis. Except as otherwise provided by the Administrator, payroll deductions for a Participant shall begin on the first payroll following the Enrollment Date (subject to any Securities Dealing Policy, insider trading, or other policies of the Company as may be amended from time to time) and shall end on last payroll in the Contribution Period, or, if earlier, when the Enrollment Agreement is discontinued or terminated by the Participant as provided in Section 5(d) or Section 6(f) hereof.

(c)    Whole Shares. By enrolling, a Participant is deemed to have elected to purchase the number of whole Shares that can be purchased on each Exercise Date during an Offering Period with the Contributions withheld and accumulated during the applicable Contribution Period since the preceding Exercise Date.

(d)    No Mandatory Participation. Participation in the Plan shall be entirely voluntary.

5.	Contributions

(a)    Elections. At the time a Participant completes an Enrollment Agreement, the Participant shall elect to have Contributions made during the two Contribution Periods during the Plan Year in an amount set forth in the Enrollment Agreement, to be expressed, at the sole discretion of the Company, as a U.S. Dollar amount with the minimum and/or maximum U.S. Dollar amount to be specified by the Company before the Contribution and Offering Period begins. For the 423 Component, any such restrictions established by the Company shall fall within the parameters of Section 423 of the Code.

(b)    Other Benefits. All deductions for this Plan shall be taken after all other deductions required by law or elected by the Participant (including, but not limited to, withholding for income and employment taxes, 401(k) deferrals and cafeteria plan contributions) have been taken and elections made under this Plan shall be effected only to the extent that there are sufficient amounts available to make deductions for this Plan after all other deductions are taken.

(c)    Notional Account. All Contributions made for a Participant shall be credited to the Participant’s notional bookkeeping account under the Plan. A Participant may not make any additional payments into such account. No interest shall accrue on the Contributions of a Participant in the Plan, except as required by applicable law. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

(d)    Contribution Changes.

(i)    Prior to the start of each Plan Year, a Participant may modify the Participant’s level of Contributions or elect to discontinue Contributions in accordance with procedures established by the Company.

(ii)    During an Offering Period but prior to the end of the Contribution Period, a Participant may withdraw from the applicable Offering Period by filing the prescribed notification form with the Administrator (or its designate) on or prior to the date required by the Administrator in its discretion. No further payroll deductions shall be collected from the Participant with respect to that Offering Period or the remainder of the Plan Year. The Participant shall have any payroll deductions for the applicable Contribution Period collected prior to the withdrawal date refunded by the Company in the currency originally collected. The Participant’s withdrawal from a particular Offering Period shall be irrevocable and shall also require the Participant to re-enroll in the Plan (by making a timely filing of a new Enrollment Agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent Enrollment Period.

(iii)    After the end of a Contribution Period, a Participant may not amend the Enrollment Agreement for the Offering Period to increase, decrease, or discontinue the amount of prior Contributions for the applicable Offering Period, except upon termination of employment, as permitted by the Administrator, or as required by applicable law.

(e)    Termination of Employee Status. As promptly as administratively practicable after a Participant ceases to be an Employee for any reason (including without limitation upon death or disability), the Participant’s participation in the Offering Period shall end. All of the Contributions credited to such Participant’s account subsequent to the most recent Exercise Date shall be returned to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto, and such Participant’s further participation in the Plan for the Offering Period shall be automatically terminated.

(f)    Leave of Absence. Unless the Administrator otherwise determines, a Participant on a Company-paid leave of absence shall continue to be a Participant in the Plan so long as such Participant has sufficient Base Pay to continue Contributions during such leave of absence. Unless otherwise determined by the Administrator, a Participant on a leave of absence with insufficient Base Pay shall suspend Contributions during the leave of absence but shall not be deemed to have terminated employment for purposes of the Plan. A Participant who fails to return to work following a leave of absence or is deemed not to be an Employee shall not be entitled to participate in any Offering Period after such termination of employment, and such Participant’s Contribution account shall be paid out in accordance with the Plan. For purposes of the Non-423 Component, the Administrator shall have the authority to determine the circumstances pursuant to which the employment relationship shall be treated as continuing intact while the individual is on a leave of absence.

6.	Offering Periods and Contribution Periods

(a)    Timing. Eligible Employees may enroll in the Plan during an Enrollment Period prior to the start of an Offering Period. The first Offering and Contribution Periods will commence on the first day of the initial Plan Year. Subsequent Offering and Contribution Periods will commence on or around January 1 and July 1 each year unless changed by the Administrator.

(b)    Option to Purchase Shares. At the beginning of each Offering Period, the Plan shall be deemed to have granted each Participant an option to purchase Shares for as many whole Shares as they will be able to purchase with the Contributions credited to the Participant’s account during that Offering Period. On each Exercise Date, each Participant will be entitled to receive a number of Shares determined by dividing: (i) such Participant’s Contributions accumulated on or prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by (ii) the applicable Purchase Price. Unless otherwise determined by the Administrator in connection with a particular Offering Period, all such purchases of Share shall be in whole numbers only, rounding down, and the remaining account balance will be returned to the Participant.

(c)    Exercise of Options. A Participant’s option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the option shall be issued for such Participant at the applicable Purchase Price with the accumulated Contributions in the Participant’s account. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by him or her.

(d)    Delivery of Shares. As promptly as administratively practicable after each Exercise Date on which a purchase of Shares occurs, the Shares issued (via purchase or new issue) on behalf of a Participant will be credited to an account with a transfer agent or a securities brokerage firm, as determined by the Company, in the name of the Participant. By electing to participate in the Plan, a Participant will be deemed to authorize the establishment of an account in the Participant’s name with the transfer agent or securities brokerage firm selected by the Company. An Employee who is below the legal age limit to open a stock brokerage account under applicable law shall be responsible for taking such steps as are necessary to establish an account. If the Participant desires to sell some or all of the Shares held in the Participant’s account, the Participant may do so (i) by disposing of the Shares through the transfer agent or securities brokerage firm subject to any applicable fee, or (ii) through such other means as the Company may permit. The Administrator may require a Participant to hold the Shares with such transfer agent or securities brokerage firm designated by the Company for a specified or indefinite period of time.

(e)    Mandatory Holding Periods. The Plan is intended to provide Shares for investment and not for resale. The Administrator shall have the discretion at its election to impose a holding period during which the sale of Shares under this Plan shall be restricted; provided the Administrator shall provide reasonable advance notice of such holding period. During the initial Offering Period, the Administrator shall impose an eighteen (18) month holding period from each Exercise Date during which the sale of Shares under this Plan shall be restricted. The Administrator shall provide the applicable terms and conditions associated with the eighteen (18) month holding period in the Enrollment Agreement. Any changes to the holding period shall be given to Participants in advance of any Offering Period for which such new holding period will be effective. Following any holding period, the Employee may sell or otherwise transfer or dispose of Shares that are purchased under the Plan at any time, subject to compliance with any applicable U.S. federal, state or non-U.S. securities laws and the Company’s insider trading and pre-clearance policies and procedures. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.

(f)    Currency Exchange Rate. The Administrator shall have the absolute discretion to determine the applicable currency exchange rate to be in effect for any applicable date by any reasonable method. Any changes or fluctuations in the currency exchange rate at which the payroll deductions collected on the Participant’s behalf are converted to or from U.S. dollars shall be borne solely by the Participant.

(g)    Shareholder Rights. The Participant shall have no interest, dividend, voting or similar rights in Shares issued under this Plan until the Shares are delivered to the agent designated by the Company 6(d). Participants will have the right to vote Shares held in their account at shareholders’ meetings in accordance with the terms of the Share.

7.	Shares

(a)    Share Reserve. Subject to adjustment upon changes in capitalization of the Parent Company as provided in Section 9(e) hereof, the maximum number of Shares which shall be made available for sale under the Plan shall be 1,351,000 Shares. The Shares purchased under the Plan may be authorized but unissued shares or treasury shares, including shares bought on the open market, new issue, or otherwise acquired for purposes of the Plan. In the discretion of the Administrator, ADRs in an amount equal to the number of Shares which otherwise would be distributed pursuant to the Plan may be distributed in lieu of Shares in settlement of any exercise of an option under the Plan. If the number of Shares represented by an ADR is other than on a one- to-one basis, the limitations of this Section 7(a) shall be adjusted to reflect the distribution of ADRs in lieu of Shares. If ADRs are distributed in lieu of Shares, all reference to Shares under this Plan will also apply to ADRs. If, on a given Exercise Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Parent Company and/or Participating Company shall make a pro rata allocation of the Shares remaining available for purchase among the Participants in such manner as it may determine in its sole discretion.

(b)    Dividends. All dividends or distributions paid on Share held in a Participant’s Share account shall be paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate, determined in accordance with Section 9(a)) in accordance with procedures established by the Participating Company from time to time. The Administrator shall have the authority to establish a dividend reinvestment program and rules and procedures related to such program in its discretion.

(c)    Registration of Shares. The offering of the Shares hereunder may be subject to the effecting by the Parent Company of any registration of the Shares under any U.S. federal, state or non-U.S. law or the obtaining of the consent or approval of any governmental regulatory body which the Parent Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the offering or the issue or purchase of the Shares covered thereby. The Parent Company shall make reasonable efforts to effect such registration or qualification or to obtain such consent of approval. The Parent Company intends to file a registration statement with the U.S. Securities and Exchange Commission on Form S-8, covering the Shares issuable under the Plan.

(d)    Conditions Upon Issuance of Shares. The obligations of the Parent Company and the Participating Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to an option granted hereunder unless the issuance and exercise of such option and delivery of such Shares shall comply with all applicable provisions of U.S. and/or non-U.S. law, including, without limitation, the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Exchange Act, and the laws of any non-U.S. jurisdiction where an option to purchase Shares is, or will be, granted under the Plan. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Parent Company will not be required to deliver any shares of Stock issuable upon exercise of a purchase right under the Plan prior to the completion of any registration or qualification of the shares under any Applicable Law, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Administrator will, in its absolute discretion, deem necessary or advisable. Neither the Parent Company nor the Participant Company is under any obligation to register or qualify the Shares with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If the Administrator determines that the Shares will not be issued to any Participant, any payroll deductions credited to such Participant’s account will be promptly refunded, without interest, to the Participant, without any liability to the Parent Company or the Participating Company.

8.	Administration

(a)    Plan Administrator. The Plan shall be administered by the Administrator. Notwithstanding anything in the Plan to the contrary and subject to applicable law, any authority or responsibility that, under the terms of the Plan may be exercised by the Administrator, may alternatively be exercised by the Board.

(b)    Authority. Subject to the terms of the Plan and applicable laws, the Administrator (whether the Board or a Committee designated by the Board) shall have the full power and authority to administer the Plan, including, without limitation, the authority to:

(i)    interpret and construe any provision of the Plan;

(ii)   make determinations and adopt rules and regulations regarding the administration of the Plan, including, without limitation, eligibility to participate, the definition of Base Pay, the range of permissible amounts of Base Pay an Eligible Employee may specify to be withheld or contributed, the dates and duration of Offering Periods and Contribution Periods, the method of determining the Purchase Price, Fair Market Value, and the discount from Fair Market Value at which Shares may be purchased in an Offering, any minimum or maximum amount of Contributions a Participant may make in an Offering Period, the minimum or maximum number of Shares a Participant may purchase during an Offering Period; the handling of Contributions, the making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, the applicable currency exchange rate and the conversion of local currency, obligations to pay payroll tax, withholding procedures, handling of issuances of Shares and stock certificates, and the treatment of options to purchase Shares upon a change in control or a change in capitalization of the Company;

(iii)   determine the terms and conditions for the Enrollment Agreement, prescribe procedures to be followed by Eligible Employees in electing to participate in the Plan, and determine the terms and conditions of any right to purchase Shares or ADRs under the Plan;

(iv)    establish any bank or trust accounts to hold Contributions and appoint the transfer agent or securities brokerage firm designated to hold Shares purchased under the Plan on behalf of Participants and direct the administration of the Plan by the designated transfer agent or securities brokerage firm in accordance with the provisions set forth herein; direct or cause the designated transfer agent or securities brokerage firm to direct the distribution of the Shares purchased hereunder; furnish or cause the designated transfer agent or securities brokerage firm to furnish the Employer with information that the Employer may require for tax or other purposes; maintain, or cause the designated transfer agent or securities brokerage firm to maintain, separate accounts in the name of each Participant to reflect the Participant’s Share account under the Plan; and receive from each Employer and from Eligible Employees such information as shall be necessary for the proper administration of the Plan;

(v)    amend any outstanding right to purchase Shares or ADRs under the Plan, provided that the amended right otherwise conforms to the terms of the Plan; correct any defect or administrative error, supply any omission, and reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect; enforce the terms of the Plan and the rules and regulations it adopts;

(vi)    determine the appropriate Fair Market Value of the Shares and the appropriate currency exchange rates for administration of the Plan;

(vii)    appoint agents as it shall deem appropriate for the proper administration of the Plan; engage the service of counsel (who may, if appropriate, be counsel for the Company or its Affiliates) and agents whom it may deem advisable to assist it with the performance of its duties; and

(viii)    make any changes or modifications necessary to administer and implement the provisions of the Plan with respect to any non-U.S. jurisdiction to the fullest extent possible, including adopting and amending sub-plans with such provisions as the Administrator may deem appropriate to conform with local requirements.

(c)    Binding Decisions. Decisions of the Administrator (or its designate) shall be final and binding on all parties with an interest in the Plan.

(d)    Delegation. To the extent not prohibited by applicable laws, the Administrator, from time to time, may delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Administrator, or other persons or groups of persons, including members of Company management, as it deems necessary, appropriate, or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Administrator will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Administrator delegates authority pursuant to this Section 8(d).

9.	General Provisions

(a)    Nontransferability. Neither Contributions credited to a Participant’s account nor any rights to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 9(a) hereof) by the Participant, unless otherwise permitted by the Administrator. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to cancel the Participant’s Contribution under the Plan in accordance with Section 5 hereof. Furthermore, the right to acquire Shares under the Plan is not transferable. In the event of the death of a Participant, the Company shall deliver such Contributions to the executor or administrator of the estate of the Participant.

(b)    Accounts. Individual notional accounts shall be established and periodically updated for each Participant in the Plan. Such account shall be given or made available to Participants, which shall set forth the amounts of Contributions, the Purchase Price for Shares purchased under the Plan on each Exercise Date, the number of Shares purchased under the Plan on each Exercise Date, the remaining cash balance, if any, and, if applicable, the number of Shares held by the agent designated to hold the Shares for the Participant and the Shares purchased by the Participant in connection with participation in any related dividend reinvestment feature.

(c)    Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Parent Company, the Shares reserved for issuance under the Plan, as well as any other variables tied to the number of Shares or the per share Purchase Price which the Company determines should be adjusted, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Such adjustment shall be made by the Company, whose determination in that respect shall be final, binding and conclusive.

(d)    Amendment or Termination.

(i)    The Administrator may at any time, or from time to time, amend, modify, suspend or terminate this Plan in any respect; provided, however, that to the extent that shareholder approval is required under applicable tax, securities, stock exchange or other laws or rules, no amendment shall be made without such approval.

(ii)    The Plan and all rights of Employees under any Offering hereunder may terminate at any time, at the discretion of the Administrator. Upon any termination of the Plan, all uninvested cash Contribution amounts in the accounts of Participants shall be either (i) promptly refunded in total or (ii) refunded to the extent not used to purchase Shares, in the sole discretion of the Administrator. Such amendments shall be made without the approval of the shareholders of the Parent Company or the consent of any Participant.

(e)    Notices. All notices or other communications by a Participant under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(f)    Term of Plan. The Plan was initially adopted by the Board on 12 December, 2024 (the “Adoption Date”), and shall become effective on the Effective Date. Any Offering prior to the Effective Date shall be subject to shareholder approval within 12 months following the Adoption Date. The Plan shall terminate automatically on the tenth anniversary of the Adoption Date unless earlier terminated under Section 9(f) hereof.

(g)    Treatment of Plan Expenses. To the extent applicable, the Company shall assume the cost of all brokerage commissions or service charges for purchase or issue of Shares under the Plan. Any costs incurred for the sale of Shares at the request of a Participant or in compliance with any other provisions established herein will be charged against the account of the Participant. Other banking and/or service fees, such as any check or wire fee, will be charged against the account of the Participant.

(h)    No Guarantee of Employment or Benefits. Participation in the Plan does not constitute a guaranty or contract of employment with the Company, a Subsidiary Corporation or an Affiliate and shall, in no way, interfere with any rights of the Company, a Subsidiary Corporation or an Affiliate to determine the Employee’s employment with the Company, a Subsidiary Corporation or Affiliate. Because the Plan is based solely on voluntary participation and the amounts and number of shares received by a Participant under the Plan depend on the Fair Market Value of the Shares on future dates, the benefits or amounts to be received by any Participant are not determinable.

(i)    Indemnification. The Company shall indemnify and hold harmless the Administrator against all liabilities, losses, costs, and expenses, including reasonable attorney’s fees, incurred, or suffered by the Administrator in connection with its management or administration of the Plan; provided, however, that such indemnity shall not extend to the willful misconduct or gross negligence of the Administrator.

(j)    Withholding. To the extent required by applicable U.S. federal, state, local or non-U.S. law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax, social insurance contribution or other obligations that arise in connection with the Plan. At any time, the Company or Employer may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or Employer to meet applicable withholding obligations. In addition, the Company or Employer may (i) withhold from the proceeds of the sale of Shares, (ii) withhold a sufficient whole number of Shares otherwise issuable upon purchase having an aggregate Fair Market Value sufficient to satisfy applicable withholding obligations, or (iii) withhold by any other means set forth in the applicable Enrollment Agreement.

(k)    Section 409A. Rights to purchase Stock granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code and rights to purchase Stock granted under the Non-423 Component are intended either to be exempt from, or in compliance with, Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Administrator may, but shall not be required to, amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code or to mitigate any adverse tax consequences arising under Section 409A. Notwithstanding the foregoing, the Company makes no representation that the right to purchase Stock under the Plan is exempt from, or compliant with, Section 409A of the Code and shall have no liability to a Participant or any other party if the right to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

(l)    Applicable Law. The laws of the U.S. state of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

(m)    Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

(n)    Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.